UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2014

Dear Stockholder:

You are invited to attend the 2014 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 12, 2014, at 10:00 a.m., Pacific Daylight Time, at our corporate headquarters, 79 Great Oaks Boulevard, San Jose, CA 95119.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or proxy statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to seeing you on June 12.

Sincerely,

Michael R. Hsing
Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2014

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monolithic Power Systems, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, June 12, 2014, at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate headquarters at 79 Great Oaks Boulevard, San Jose, CA 95119, for the following purposes:

1.

To elect two Class I directors to serve for three-year terms until our annual meeting of stockholders in 2017 or until their respective successors are duly elected and qualified. The nominees for election to our Board of Directors are Victor K. Lee and James C. Moyer.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

3.	To hold an advisory vote on the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2014 are entitled to notice of and to vote at the meeting.

Your vote is important.  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in this proxy statement or the voting instruction form provided to you; (ii) by calling the toll-free number described in this proxy statement or the voting instruction form provided to you; or (iii) by signing, dating and returning the enclosed proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Any stockholder of record attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

San Jose, California

April 30, 2014

MONOLITHIC POWER SYSTEMS, INC.

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Index

Page

General	1
Internet Availability of Proxy Materials	1
Record Date; Outstanding Shares	1
Procedure for Submitting Stockholder Proposals	1
Voting	2
Expenses of Solicitation	3
Quorum; Required Votes; Abstentions; Broker Non-Votes	3
Stockholder List	4
PROPOSAL ONE	4
Classified Board of Directors; Nominees	4
Information Regarding Nominees and Other Directors	4
Director Independence	6
Director Qualifications	6
Board Leadership Structure	8
Board Oversight of Risk	9
Board Meetings and Committees	9
Nomination Process	10
Stockholder Communications	10
Attendance at Annual Meetings of Stockholders by the Board of Directors	11
Code of Ethics and Business Conduct	11
Director Compensation	11
PROPOSAL TWO	13
Audit and Other Fees	13
Pre-Approval of Audit and Non-Audit Services	13
PROPOSAL THREE	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
Certain Relationships and Related Transactions	17
EXECUTIVE OFFICER COMPENSATION	18
Compensation Discussion and Analysis	18
Compensation Committee Report	31
Compensation Committee Interlocks and Insider Participation	31
Compensation Risk Management	31
Summary Compensation Table	32
Grants of Plan-Based Awards for the Year Ended December 31, 2013	33
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During the Year Ended December 31, 2013	34
Outstanding Equity Awards at 2013 Year-End	35
Option Exercises and Stock Vested	36
Potential Payments Upon Termination or Termination Upon Change-in-Control	37
Equity Compensation Plan Information	39
Audit Committee Report	40
Other Matters	40
Annexure A	41

i

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company” or “MPS”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2014 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.  The Annual Meeting will be held at our corporate headquarters located at 79 Great Oaks Boulevard, San Jose, CA 95119. The telephone number at that location is (408) 826-0600.

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record, and upon request we will send a paper copy of the proxy materials and proxy card to other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the notice and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the notice, or to mail the proxy statement and proxy card, as applicable, on or about May 1, 2014 to all stockholders of record at the close of business on April 15, 2014 (the “Record Date”).

Our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date, 38,658,204 shares of Common Stock were issued and outstanding. No shares of our Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see the section “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Proposals of stockholders which are to be presented by such stockholders at our 2015 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and must be received by us no later than January 1, 2015 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to our principal executive office located at 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. No such stockholder proposals were received by us in respect of the Annual Meeting prior to the deadline for this year’s meeting.

Requirements for stockholder proposals to be brought before an annual meeting but not included in our proxy materials. If a stockholder wishes to present a proposal at our 2015 annual meeting, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to the deadline for such meeting as determined in accordance with our Bylaws (which are attached as Exhibit 3.4 to our Form S-1 Registration Statement filed with the SEC on November 15, 2004). Under our Bylaws, in order to be deemed properly presented, notice of proposed business must be delivered to or mailed and received by our Secretary at the principal executive offices not fewer than 90 or more than 120 calendar days before the one year anniversary of the date on which we first mailed the proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders (the “Notice Period”). As a result, the Notice Period for our 2015 annual meeting will begin on January 1, 2015 and end on January 31, 2015.  However, in the event the date of the 2015 annual meeting will be changed by more than 30 days from the date of this year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of: (1) 90 calendar days in advance of the 2015 annual meeting and (2) 10 calendar days following the date on which public announcement of the date of the 2015 annual meeting is first made. A stockholder’s notice to our Secretary shall set forth as to each matter the stockholder proposes to bring before the 2015 annual meeting: (a) a brief description of the business desired to be brought before the 2015 annual meeting and the reasons for conducting such business at the 2015 annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A of the 1934 Act, in his or her capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2015 annual meeting.

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

●	by following the instructions for Internet voting printed on your proxy card;

●	by using the telephone number printed on your proxy card; or

●	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when voting via the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards.  If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares.  Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by attending the Annual Meeting. A stockholder of record may also vote his or her shares in person at the Annual Meeting.  A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Changing vote; revocability of proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

●	filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by our Secretary at or before the taking of the vote at the Annual Meeting;

●	duly executing a later dated proxy relating to the same shares and delivering it to our Secretary at or before the taking of the vote at the Annual Meeting;

●	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

●	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or should be sent so as to be delivered to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, prior to the date of the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material.  We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Our directors, officers and employees may also solicit proxies in person or by telephone, letter, e-mail, messenger facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services will be approximately $10,000.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the meeting if they: (1) are present in person or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

●	The affirmative vote of a plurality of the votes duly cast is required for the election of directors.

●	The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

●

The affirmative vote of a majority of the votes duly cast is required to approve, on an advisory basis, the compensation of our named executive officers.  While this vote is advisory and not binding on us or our Board, the Board and Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of director, but has the same effect as a vote cast against proposals requiring approval by a majority of the votes cast, such as the ratification of our independent registered public accounting firm. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  A broker non-vote is not counted as a vote cast for the election of director or as a vote cast for proposals requiring approval by a majority of the votes cast and, therefore, does not have the effect of a vote against such proposals. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices located at 79 Great Oaks Boulevard, San Jose, CA 95119 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classified Board of Directors; Nominees

Under our certificate of incorporation and bylaws, the Board has the authority to set the number of directors from time to time by resolution. In addition, our certificate of incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms.  As a result, a portion of our Board will be elected each year for three-year terms. Douglas McBurnie, whose term expires in 2014, retired and as a result resigned from the Board on April 22, 2014 and will not be standing for re-election to the Board at the Annual Meeting. Effective as of April 22, 2014, the size of our Board was reduced from eight members to seven members. James C. Moyer, who is currently a Class II director, has been nominated by the Board for election as a Class I director at the Annual Meeting.

Two Class I directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, Victor K. Lee and James C. Moyer. Messrs. Lee and Moyer are standing for re-election to the Board. As discussed above, Mr. Moyer currently serves as a Class II director. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class I director will continue for three years until his successor has been duly elected and qualified.  If elected, the term for Messrs. Lee and Moyer will expire at the 2017 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

The following table summarizes certain information regarding the nominees and other directors:

Name	Age	Director Since	Principal Occupation
Michael R. Hsing	54	1997	Chairman of the Board, President and Chief Executive Officer
James C. Moyer	71	1998	Chief Design Engineer and Director / Nominee
Herbert Chang (1)(3)	52	1999	Lead Director
Eugen Elmiger (1)(3)	50	2012	Director
Victor K. Lee (2)	57	2006	Director / Nominee
Douglas McBurnie (4)	71	2007	Director
Karen A. Smith Bogart (2)(3)	57	2007	Director
Dr. Jeff Zhou (1)(2)	59	2010	Director

____________________

(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

(3)      Member of the Nominating and Governance Committee.

(4)     Mr. McBurnie resigned from the Board on April 22, 2014. Prior to his resignation, Mr. McBurnie served on the Audit Committee and the Nominating and Governance Committee.

 Nominees for Class I Directors Whose Term Expires in 2014

Victor K. Lee has served on our Board since September 2006. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company from August 2007 to March 2011. From December 2002 through June 2007, Mr. Lee served as Chief Financial Officer and Secretary of Leadis Technology Inc., a fabless semiconductor company. From February 2001 until December 2002, Mr. Lee was engaged as an independent consultant and from December 1999 to January 2001, Mr. Lee served as the Chief Financial Officer and Secretary of SINA Corporation, an Internet media company. From September 1998 to August 1999, Mr. Lee was the Vice President and Acting Chief Financial Officer of VLSI Technology, Inc., a semiconductor manufacturer, and from 1997 to 1998, Vice President, Corporate Controller of VLSI Technology, Inc. From 1989 to 1997, Mr. Lee was a finance director at Advanced Micro Devices, Inc. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

James C. Moyer has served on our Board since October 1998 and has served as our Chief Design Engineer since September 1997. Before joining MPS, from June 1990 to September 1997, Mr. Moyer held senior technical positions at Micrel, Inc. Prior to that, Mr. Moyer held senior design engineering positions at Hytek Microsystems Inc., National Semiconductor Corporation, and Texas Instruments Inc. Mr. Moyer holds a B.A.E.E. from Rice University.

Other Class I Director Whose Term Expires in 2014

Douglas McBurnie has served on our Board since May 2007. Mr. McBurnie is a retired semiconductor executive with over 35 years of industry experience. Since 1998, Mr. McBurnie served as a consultant to and director for several public and private technology companies, including Leadis Technology, Inc. From 1997 to 1998, he was Senior Vice President, Computer, Consumer & Network Products Group of VLSI Technology, Inc. From 1994 to 1997, Mr. McBurnie served as Vice President and General Manager of several divisions at National Semiconductor. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

Mr. McBurnie resigned from the Board on April 22, 2014 and was not nominated for re-election at the Annual Meeting.

Incumbent Class II Directors Whose Term Expires in 2015

 Karen A. Smith Bogart has served on our Board since May 2007. Dr. Smith Bogart is President of Smith Bogart Consulting, a business advisory firm located in Santa Barbara, CA, a position that she has held since 2006.  She also teaches business strategy and leadership at the University of California at Santa Barbara.  From 2003 to 2006, Dr. Smith Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, China.  Dr. Smith Bogart managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. She is also a director for Mohawk Industries, Inc.  Dr. Smith Bogart holds a B.A. in Political Science from the State University of New York at Geneseo; a Masters in Industrial and Labor Relations from Cornell University; an M.B.A. from the University of Rochester; and a Master of Arts and Ph.D. in Human Organizational Systems from Fielding Graduate University.

Dr. Jeff Zhou has served on our Board since February 2010. Dr. Zhou currently serves as Chief Executive Officer of MiaSolé, which develops thin film solar technology, a position he has held since 2013.  Before joining MiaSolé, Dr. Zhou was President of Hanergy Holding America, Inc., which develops thin film solar technology, from 2012 to 2013. Dr. Zhou was Vice President Product Engineering of Nanosolar, Inc. from 2011 to 2012. Dr. Zhou was Chief Operating Officer at NDS Surgical Imaging, a medical imaging technology company during 2010. From 2008 to 2009, Dr. Zhou was Vice President of Global Engineering and General Manager of Asia Pacific Business at NDS Surgical Imaging.  From 2005 to 2007, Dr. Zhou was Vice President of Engineering for several business divisions and General Manager of the China and India Design Centers at Flextronics Inc. From 2000 to 2005, Dr. Zhou was Vice President and General Manager of several divisions at Honeywell International Inc. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

Incumbent Class III Directors Whose Term Expires in 2016

Herbert Chang has served on our Board since September 1999. Mr. Chang has been the President of InveStar Capital, Inc. since April 1996, Chief Executive Officer of C Squared Management Corporation since April 2004, and is currently a Managing Member of Growstar Associates, Ltd., which is the General Partner and the Fund Manager of VCFA Growth Partners, L.P. Mr. Chang’s companies focus on investing in companies in the semiconductor, telecommunications, networking, software, and/or Internet industries. Mr. Chang serves on the board of directors of a number of private companies. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Eugen Elmiger has served on our Board since October 2012.  Mr. Elmiger currently serves as Chief Executive Officer of Maxon group, a leading advanced motion company, a position that he has held since January 2011.  From 1991 to 2011, Mr. Elmiger held senior executive positions in the sales, marketing and engineering divisions of Maxon motor. Mr. Elmiger holds a B.S. in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

Michael R. Hsing has served on our Board and as our President and Chief Executive Officer since founding MPS in August 1997. In 2010, Mr. Hsing was appointed as Chairman of the Board. Before founding MPS, Mr. Hsing held senior technical positions at Supertex, Inc. and Micrel, Inc. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

There is no family relationship among any of our executive officers, directors and nominees.

Director Independence

The Board has determined that each of Karen A. Smith Bogart, Herbert Chang, Eugen Elmiger, Victor K. Lee, and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market (“NASDAQ”).

Director Qualifications

As of April 22, 2014, our Board includes seven members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

1. 2.

Possess a professional background that would enable the development of a deep understanding of our business;

Bring diversity to the Board through their experiences in various industries, both domestically and internationally;

3.	Are independent thinkers and work well together;

4.	Have the ability to embrace our values and culture;

5.	Have high ethical standards;

6.	Possess sound business judgment and acumen; and

7.	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the director nominees and the rest of the directors possess these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and technology, broad global experience, and extensive operational and strategic planning experience in complex, high-growth global companies.

The following describes the key qualifications, business skills, experience and perspectives that each of our directors and director nominees brings to the Board, in addition to the general qualifications described above and described in their individual biographies:

Michael R. Hsing:

Mr. Hsing, the co-founder of MPS, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to our operations, and he provides the Board with the most comprehensive view of our operational history over the past few years. Under his leadership, we have experienced significant revenue growth and have been highly profitable. Since our initial public offering in 2004, stockholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 25 years, Mr. Hsing’s experience and insight enable him to understand how to control costs effectively and maximize our technology advantages, which has helped to fuel our growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of MPS.

James C. Moyer:

Mr. Moyer is a technical expert in the design of analog semiconductors. As co-founder of MPS, Mr. Moyer is intimately familiar with us and our products. Mr. Moyer brings insight to the Board because of his cumulative experience gained as an engineer and technical leader in the semiconductor industry. This experience gives him a highly developed understanding of the needs and requirements of the analog market for our complex products and allows him as a director to lead us in the right direction in terms of strategy and business approach. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Moyer should serve as a director of MPS.

Herbert Chang:

Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our recent experiences and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership and oversight experience. In addition, through these board and investor responsibilities, Mr. Chang has developed a deep knowledge of our industry, our operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that we have considered from time to time. Mr. Chang also has very relevant international experience based on his educational background and work experience in the countries where we do business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of MPS.

Eugen Elmiger

Mr. Elmiger is a seasoned business executive with over 20 years of experience, including extensive international marketing, sales and product management expertise, executive board experience, knowledge of high-tech component business and technology, broad global experience and operational and strategic planning experience in complex, high-growth global companies. This experience allows him to contribute his valuable executive leadership talent and understanding of international business to Board deliberations. His industrial, medical and automotive background is a valuable asset to the Board as we expand our business in these markets. Mr. Elmiger’s appointment to the Board also allows him to bring a new perspective, new ideas and new outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Elmiger should serve as a director of MPS.

Victor K. Lee:

Mr. Lee is the audit committee financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 25 years. Mr. Lee is familiar with not only the inner workings of the industry, but also has intimate knowledge of the financial issues that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to management and the Board. Mr. Lee also provides the Board with valuable insight into financial management, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of MPS.

Karen A. Smith Bogart:

Dr. Smith Bogart has held senior executive positions at several domestic and multi-national companies in various industries, which has given her significant executive leadership experience. She is a seasoned entrepreneur, which allows her to see issues from the perspective of our investors, and has experience outside of the semiconductor industry. Dr. Smith Bogart has international experience in countries where MPS operates and understands our multi-national culture. Dr. Smith Bogart’s experiences outside of the semiconductor industry have enabled her to bring a different perspective, with creative and different ideas, when addressing issues that the Board faces. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Smith Bogart should serve as a director of MPS.

Dr. Jeff Zhou:

Dr. Zhou is a senior business executive with over 20 years of industry experience at large, multi-national corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing and electronics industry. This experience allows him to contribute his valuable executive leadership talent and understanding of international business to Board deliberations. Dr. Zhou’s appointment to the Board also allows him to bring a new perspective, new ideas and new outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of MPS.

Board Leadership Structure

As of April 22, 2014, the size of our Board was reduced from eight members to seven members, five of which the Board has determined are independent and two of which are insiders.  The Board has designated one of the independent directors, Mr. Chang, as the Lead Director because our President and Chief Executive Officer, Mr. Hsing, also serves as the Chairman of the Board. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Director, benefits us and our stockholders by providing a counterbalance to the management perspective provided by Mr. Hsing and Mr. Moyer during Board deliberations.

We recognize that different board leadership structures may be appropriate for different companies. We believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone for the Board and management and having primary responsibility for managing our day-to-day operations. This message is increasingly important as we continue to seek to achieve business success through new product releases and gaining market share in our industry. At the same time, our leadership structure sends the message that we also value strong, independent oversight of our management operations and decisions in the form of our Lead Director. Further, having a single leader for both MPS and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for us.

As discussed above, the positions of Chairman of the Board and President and Chief Executive Officer are held by the same person and the Board has appointed a Lead Director, Mr. Herbert Chang.  Mr. Chang’s roles and responsibilities as the Lead Director include:

1.	Reviewing meeting agendas, schedules, and information sent to the Board;

2.	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;

3.	Ensuring personal availability for consultation and communication with independent directors and with the Chairman of the Board, as appropriate;

4.	Performing such other functions as the independent directors may designate from time to time;

5.	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

6.	Serving as liaison between the Chairman and independent directors;

7.	Calling meetings of independent directors; and

8.	Ensuring that the Board is at least two-thirds independent and that key committees are independent.

Our independent directors meet in executive session during a portion of every regularly scheduled Board meeting, and otherwise as needed. Our Lead Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of our Board.

Board Oversight of Risk

The Board is primarily responsible for the oversight of risks that could affect MPS. Our senior management team, which conducts our day-to-day risk management, is responsible for assisting the Board with its risk oversight function.  This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risk. The Board satisfies its responsibility by requiring each committee chair to regularly report regarding the committee’s considerations and actions, as well as by requiring officers responsible for oversight of particular risks within MPS to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, our President and Chief Executive Officer and the Chairman of our Board, the Board believes that its conduct of its risk oversight function has no impact on the Board’s leadership structure other than to reinforce the involvement of the Board in ongoing management of MPS.

In addition to requiring regular reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect us, including our independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on specific risk-related matters.

At its regularly scheduled meetings, the Board also receives management updates on the business, including operational issues, financial results, and business outlook and strategy.

Our Audit Committee also assists the full Board in its oversight of risk by discussing with management our compliance with legal and regulatory requirements, our policies with respect to risk assessment and management of risks that may affect us, and our system of disclosure control and system of controls over financial reporting.  Risks related to our company-wide compensation programs are reviewed by our Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment, see “Executive Officer Compensation – Compensation Risk Management.” Our Nominating and Governance Committee provides compliance oversight and reports to the full Board on compliance and makes recommendations to our Board on corporate governance matters, including director nominees, the determination of director independence, and board and committee structure and membership.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Board Meetings and Committees

The Board held a total of six meetings during 2013. During 2013, all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, which currently consists of three members: Victor K. Lee, Karen A. Smith Bogart and Jeff Zhou. Mr. Lee is the chairman of the Audit Committee. This committee oversees our financial reporting process and procedures, is responsible for the appointment and terms of engagement of our independent registered public accounting firm, reviews and approves our financial statements, and coordinates and approves the activities of our independent registered public accounting firm. The Board has determined that Mr. Lee is an “audit committee financial expert,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ. The Audit Committee held four meetings during 2013. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com by clicking on the name of the applicable committee.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Herbert Chang, Eugen Elmiger and Jeff Zhou. Mr. Zhou is the chairman of the Compensation Committee. This committee is responsible for providing oversight of our compensation policies, plans and benefits programs and assisting the Board in discharging its responsibilities relating to (a) oversight of the compensation of our Chief Executive Officer and other executive officers, and (b) approving and evaluating the executive officer compensation plans, policies and programs of MPS. The committee also assists the Board in administering our stock plans and employee stock purchase plan. The committee may delegate authority to subcommittees when appropriate. All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held five meetings during 2013 The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nominating and Governance Committee. The Board has designated a Nominating and Governance Committee consisting of three members: Herbert Chang, Eugen Elmiger and Karen A. Smith Bogart.  Dr. Smith Bogart is the chairwoman of the Nominating and Governance Committee.  This committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, developing overall governance guidelines and overseeing the overall performance of the Board. All members of the Nominating and Governance Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Nominating and Governance Committee held three meetings in 2013. The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. The Nominating and Governance Committee considers the suitability of each candidate, including any candidates recommended by stockholders holding at least 5% of the outstanding shares of our voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination. If the Nominating and Governance Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third party executive search firms to help identify prospective director nominees.  Our policy on board diversity relates to the selection of nominees for the Board. Our policy provides that while creating a Board with a variety of experiences and viewpoints should always be considered by the Nominating and Governance Committee when considering director nominees, a director nominee should neither be chosen nor excluded because of race, color, gender, national origin or sexual orientation or identity. Instead, in selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that our businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  After completing its review and evaluation of director candidates, the Nominating and Governance Committee recommends to the Board the director nominees for selection.

A stockholder that desires to recommend a candidate for election to the Board should direct such recommendation in writing to Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years and evidence of the nominating person’s ownership of our stock.  Such stockholder nomination must be made pursuant to the notice provisions set forth in our Bylaws and for each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth all of the information regarding such nominating person and proposed nominee set forth in our Bylaws.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members.  You may contact any of our directors by writing to them, whether by mail or express mail, c/o Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119, Attention: Corporate Secretary. Any stockholder communications that the Board is to receive will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in our stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. One director attended the 2013 annual meeting of stockholders.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations” section of our website at http://www.monolithicpower.com. We will disclose on our website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Director Compensation

Analysis of 2013 Compensation Elements

For 2013, the Compensation Committee engaged Meyercord & Associates to review the non-employee director compensation. In its analysis, Meyercord & Associates gathered the market data on the size and type of compensation paid by our industry peer group for 2013 (see the section “Peer Group and Use of Peer Data for 2013” for more information on the selection of the peer group). Based on the results, Meyercord & Associates recommended to the Compensation Committee and the Board that the compensation for our Board members be adjusted to increase the size of equity awards to $100,000 in 2013 from $85,000 in 2012. The Board approved the following compensation for our non-employee directors for service in 2013:

Fee Description	Amount
Annual board retainer fee	$35,000
Lead director fee	$12,000
Compensation Committee chairperson fee	$15,500 (plus $10,000 incremental stipend)
Compensation Committee membership fee (excluding chairperson)	$7,000
Nominating and Governance Committee chairperson fee	$13,500 (plus $10,000 incremental stipend)
Nominating and Governance Committee membership fee (excluding chairperson)	$6,000
Audit Committee chairperson fee	$22,500
Audit Committee membership fee (excluding chairperson)	$10,500
Initial grant to new directors	5,000 restricted stock units (“RSUs”)
Annual grant to incumbent directors	Number of RSUs equal to $100,000 divided by closing stock price on the first day of the open trading window.

The Board determined that during 2013, the chairperson of the Compensation Committee and the chairperson of the Nominating and Governance Committee devoted considerably more time and effort to the tasks of those committees than would normally be expected. Therefore, in October 2013, the Board approved an incremental stipend of $10,000 for each of the chairpersons of the Compensation Committee and the Nominating and Governance Committee, which was paid in December 2013.

For the initial grant of RSUs to new directors, 50% vests one year from the date of grant and the remaining 50% vests two years from the date of grant. For the annual grant of RSUs to incumbent directors, 100% vests one year from the date of the grant. All awards will become fully vested immediately in the event of a change of control.

The following table sets forth the total compensation paid to each non-employee director for service in 2013. Mr. Hsing and Mr. Moyer, who are our employees, did not receive additional compensation for their services as directors. Mr. Hsing’s compensation as a named executive officer is reflected in the section “Summary Compensation Table”.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Karen A. Smith Bogart	$65,500	$99,990	$165,490
Herbert Chang	$60,000	$99,990	$159,990
Eugen Elmiger	$41,000	$-	$41,000
Victor Lee	$57,500	$99,990	$157,490
Douglas McBurnie	$51,500	$99,990	$151,490
Jeff Zhou	$71,000	$99,990	$170,990

____________________

(1)

Reflects the aggregate grant date fair value of awards granted in 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014.

The following table summarizes the number of shares of our Common Stock that are subject to outstanding awards held by each of the non-employee directors as of December 31, 2013:

Name	Stock Awards	Option Awards
Karen A. Smith Bogart	4,027	18,292
Herbert Chang	4,027	-
Eugen Elmiger	2,617	-
Victor Lee	4,027	83,762
Douglas McBurnie	4,027	63,998
Jeff Zhou	4,027	36,882

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche, LLP (“Deloitte & Touche”) as the independent registered public accounting firm of MPS for the fiscal year ending December 31, 2014.  Deloitte & Touche has audited our financial statements since 1999.  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Audit and Other Fees

The following table shows the fees paid by us for the audit and other services provided by Deloitte & Touche for 2013 and 2012 (in thousands):

	2013	2012
Audit fees	$1,088	$955
Audit-related fees	26	76
Tax fees	3	75
All other fees	-	-
Total	$1,117	$1,106

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and the audit of our internal control over financial reporting.

Audit fees also include services that are normally provided by the independent auditors in connection with foreign statutory and regulatory filings and advice on audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services  include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent registered public accounting firm or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All such services for 2013 and 2012 were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views about the compensation we pay to our named executive officers, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it.  We currently conduct say-on-pay votes every year, and expect we will conduct the next say-on-pay vote at the 2015 Annual Meeting of Stockholders.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the primary goal of our named executive officer compensation program is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have regularly sought out the feedback of our major shareholders over the past three years to hear their suggestions on how we can better achieve our primary compensation goal. After taking their feedback into consideration, we have continued to update our compensation programs for our named executive officers, implementing some of the recommendations of our stockholders, so that our programs continue to motivate and reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders, and to encourage them to remain with us for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The result of the say-on-pay vote will not be binding on us or the Board.  However, the Board values the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 25, 2014, information relating to the beneficial ownership of our Common Stock or securities exchangeable into our Common Stock by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director (or nominee), (iii) each of the named executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc., 79 Great Oaks Boulevard, San Jose, CA 95119.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)

Named Executive Officers and Directors:
Michael R. Hsing (2)	1,922,230	5%
James C. Moyer (3)	1,089,525	3%
Maurice Sciammas (4)	155,082	*
Deming Xiao (5)	32,573	*
Saria Tseng (6)	16,121	*
Meera Rao (7)	39,237	*
Victor K. Lee (8)	86,139	*
Herbert Chang	3,493	*
Karen A. Smith Bogart (9)	35,163	*
Jeff Zhou (10)	35,664	*
Eugen Elmiger	8,728	*
All directors and executive officers as a group (11 persons) (11)	3,423,955	9%

5% stockholders:
FMR LLC (12) (18)	4,140,291	11%
BlackRock, Inc. (13) (18)	3,053,043	8%
The Vanguard Group (14) (18)	2,205,527	6%
EARNEST Partners, LLC (15) (18)	2,082,594	5%
Adage Capital Partners, L.P. (16) (19)	2,044,527	5%
Citadel Advisors (17) (18)	1,945,814	5%

* Represents beneficial ownership of less than 1%.

(1)

 Based on 38,605,790 shares of our Common Stock outstanding on April 25, 2014. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of April 25, 2014 and RSUs held by that person that are subject to release within 60 days of April 25, 2014 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes (i) 465,566 shares held by Michael Hsing and Sharon Z. Hsing, husband and wife, as joint tenants, (ii) 133,040 shares held by Michael Hsing and Sharon Hsing, Co-Trustees of the Michael Hsing 2004 Trust, (iii) 133,040 shares held by Michael Hsing and Sharon Hsing, Co-Trustees of the Sharon Hsing 2004 Trust, (iv) 29,000 shares held by the Hsing Family Foundation, (v) 41,003 shares owned by Sharon Hsing, (vi) 57,144 shares held by Michael Hsing in IRA with restrictions, (vii) 471,175 shares of stock options exercisable within 60 days of April 25, 2014, and (viii) 19,303 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(3)	Includes (i) 70,783 shares held in the Moyer Family Revocable Trust and (ii) 20,941 shares of stock options exercisable within 60 days of April 25, 2014.

(4)	Includes (i) 57,019 shares of stock options exercisable within 60 days of April 25, 2014, and (iii) 9,459 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(5)	Includes (i) 714 shares owned by Julia Chu, Mr. Xiao’s wife, and (ii) 11,138 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(6)	Includes (i) 2,000 shares held by the Saria Tseng Charity Fund, and (ii) 9,065 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(7)	Includes 8,769 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(8)	Includes 68,057 shares of stock options exercisable within 60 days of April 25, 2014.

(9)	Includes 16,881 shares of stock options exercisable within 60 days of April 25, 2014.

(10)	Includes 20,882 shares of stock options exercisable within 60 days of April 25, 2014.

(11)	As a group, the amount includes (i) 654,955 shares of stock options exercisable within 60 days of April 25, 2014, and (ii) 57,734 shares of RSUs scheduled to release within 60 days of April 25, 2014.

(12)

Pursuant to a 13G/A filed with the SEC on February 14, 2014, FMR LLC beneficially owns 4,140,291 shares and has sole voting power over 2,354,694 shares and sole dispositive power over 4,140,291 shares.

(13)

Pursuant to a 13G/A filed with the SEC on January 30, 2014, BlackRock, Inc. beneficially owns 3,053,043 shares and has sole voting power over 2,955,503 shares and sole dispositive power over 3,053,043 shares.

(14)

Pursuant to a 13G/A filed with the SEC on February 11, 2014, The Vanguard Group beneficially owns 2,205,527 shares and has sole voting power over 52,511 shares and sole dispositive power over 2,155,016 shares.

(15)

Pursuant to a 13G filed with the SEC on February 14, 2014, EARNEST Partners, LLC beneficially owns 2,082,594 shares and has sole voting power over 918,926 shares and sole dispositive power over 2,082,594 shares.

(16)

Pursuant to a 13G filed with the SEC on April 8, 2013, Adage Capital Partners, L.P. beneficially owns 2,044,527 shares and has shared voting power over 2,044,527 shares and shared dispositive power over 2,044,527 shares.

(17)

Pursuant to a 13G/A filed with the SEC on February 14, 2014, Citadel Advisors beneficially owns 1,945,814 shares and has shared voting power over 1,945,814 shares and shared dispositive power over 1,945,814 shares.

(18)	Represents ownership as of December 31, 2013 obtained from Form 13G or 13G/A filings. The ownership as of April 25, 2014 was not publicly available.

(19)	Represents ownership as of March 28, 2013 obtained from Form 13G filings. The ownership as of April 25, 2014 was not publicly available.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and regulations of the SEC thereunder require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC.  Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during 2013, all of the Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, other than one late Form 4 covering one grant of securities filed by each of Ms. Rao, Ms. Tseng, Mr. Sciammas, Mr. Deming and Mr. Hsing due to technical issues with our electronic filing system.

Certain Relationships and Related Transactions

We have a written policy on related party transactions, as defined in our Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with our Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between us and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

Mr. Deming Xiao is a named executive officer of MPS. Mr. Xiao’s spouse, Julia Chu, is an employee of MPS as Director of Quality Improvement and Failure Analysis. In 2013, Ms. Chu received a base salary of $85,000 as a part-time employee and a non-equity incentive award of $21,000. In 2013, Ms. Chu was granted 3,000 shares of restricted stock units. The restricted stock units were approved by the Compensation Committee and had a grant date fair value of $70,000.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our “named executive officers” (“NEOs”) who, for 2013, were:

●	Michael R. Hsing, Chief Executive Officer, President and Chairman of the Board;

●	Meera Rao, Chief Financial Officer;

●	Deming Xiao, President of Asia Operations;

●	Maurice Sciammas, Senior Vice President of Worldwide Sales and Marketing; and

●	Saria Tseng, Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary.

For further information regarding our NEOs’ professional background, please refer to the section “Executive Officers of the Registrant” under Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 10, 2014.

Executive Summary

Compensation Philosophy

The primary goal of our compensation program for our NEOs is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our NEOs to:

●	motivate and reward them for sustained financial and operating performance and leadership excellence;

●	align their interests with those of our stockholders;

●	encourage our NEOs to focus on achieving both short-term goals as well as long-term developmental goals; and

●	encourage our NEOs to remain with us for long and productive careers.

Our compensation elements fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, long-term equity awards and short-term cash incentive compensation, as well as severance benefits and broad-based employee benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, promotes our long-term goals. We combine the compensation elements for each NEO in a manner we believe optimizes the executive’s overall contribution to us and our stockholders.

In the 2013 Annual Meeting of Stockholders, we received approximately 73.5% of the votes by our stockholders in favor of our executive compensation program. While the say-on-pay vote was only advisory and not binding on us, the Board and the Compensation Committee carefully considered the results of the vote in the context of our overall executive compensation program in several compensation committee meetings and board meetings. The Board also discussed the vote results with our independent compensation consultant to gain their perspectives on how to interpret those vote results.

Our Compensation Practices Are Built on the Stockholder Feedback and Requests

Following the vote in 2013, our management team continued our practice of reaching out to our most significant stockholders to discuss how those stockholders view our executive compensation program, and what kind of changes they would like to see implemented in future years. Our management team conducts this outreach regularly each year, most recently in December 2013.

In response to these discussions with our stockholders over the past few years, we have made the following improvements to our executive compensation policies and programs, which we believe have supported our financial and strategic successes since 2011:

1.

Greater focus on performance-based full-value awards. In 2012, we added a performance component based on the achievement of revenue and stock price performance targets for a two-year period to the full-value awards granted to our NEOs, resulting in 50% of our CEO’s target equity award being structured as performance-based. In 2013, we granted two separate performance-based full-value awards – one that focused our NEOs on revenue achievement for a two-year period, and the other that focused our NEOs solely on stock price performance over a five-year period. As a result, for 2013, 87% of shares subject to the target equity compensation awards that our CEO could ultimately earn were clearly tied to specific, pre-established performance goals. Since we implemented this program, we have received overwhelmingly positive feedback and support from our investor community. We believe this table of the three-year history of our CEO’s compensation compared to our performance in revenue and non-GAAP operating income shows our commitment to using performance-based compensation and the tie between performance-based compensation and MPS’s financial performance:

                      ____________________

(1) (2)

See Note 3 under the section “Summary Compensation Table” for further discussion.

The reconciliation of GAAP operating income to Non-GAAP operating income and related disclosures are provided in Annexure A.

In addition, MPS’s strong financial performance in the past three years has led to a significant increase in our market capitalization, surpassing $1 billion in 2013 for the first time in our history. The following table illustrates the increase in our market capitalization compared to our CEO’s compensation in the past three years:

2.

Capping payouts under non-equity incentive plan. In the past, our investors expressed concern that the annual performance-based cash incentive program did not contain a maximum limit on award size. Starting in 2012, our Compensation Committee approved annual non-equity incentive plans that established a maximum payout of the target award.

3.

Selection of performance goals. We heard our stockholders tell us they wanted to see a greater tie between stock price performance and executive compensation. In 2013, we created an award that will vest, if at all, solely based on increasing our stock price. Over the past two years, we also heard stockholders indicate a preference for the use of different performance metrics across plans, so that not all performance-based plans relied on the same metric. Therefore, in 2012, we began using non-GAAP operating income for our short-term cash incentive and revenue and stock price performance for our long-term performance equity incentive. The use of the non-GAAP operating income metric in our short-term incentive plan, combined with the use of revenue growth and stock price appreciation metrics in our long-term incentive plan, helps provide a balanced approach that seeks to reward our executives for achieving our short-term financial objectives while at the same time planning for long-term growth, without encouraging them to take excessive risk.

4.

Clawback policy. We heard investors tell us that compensation recovery policies, or clawbacks, were a best practice and should be adopted. In February 2012, we adopted our Compensation Recoupment Policy, which permits the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based compensation awards were based are restated due to fraud or intentional misconduct by the executive.

5.

Stock ownership guidelines. We heard investors tell us that board members and officers should have ownership interests that are aligned with stockholders, and encouraged us to adopt stock ownership guidelines. In February 2012, we adopted significant stock ownership guidelines for our officers and directors, requiring ownership levels by our officers of two to five times of base salary, and by our directors of two times of annual retainer.

6.

Tax gross ups. In our conversations with investors, we discuss how, since 2008, we have not adopted any new employment agreements (or modified any existing employment agreements) to provide for tax gross-ups to our officers.

7.

Responsible share ownership. In our conversations with our investors, we remind them that we have adopted a policy prohibiting our directors and officers (including our NEOs) from engaging in certain hedging and monetization transactions with respect to our securities that they hold without prior Board approval. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of our securities.

In short, we regularly engage with our stockholders, exchanging ideas on our existing programs and potential future programs. We listen to their feedback and carefully consider it. Our engagement with stockholders does not begin and end with the “say-on-pay” vote – that vote is just one part of a larger dialogic and partnership we have with our investors.

2013 Financial and Business Performance Highlights

As noted above, the Compensation Committee has focused our executives on accountability in revenue, operating income and other key financial metrics through the structure of our compensation programs. We believe our 2013 financial results show the benefit of these compensation decisions. Major financial achievements in 2013 included the following:

	2013	Increase from 2012
Revenue (in millions)	$238.1	11.4%
Gross margin	53.7%	80 basis points
Operating income (in millions)	$23.9	38.4%
Non-GAAP operating income (in millions)	$44.6	24.2%
Net income (in millions)	$22.9	45.3%
Diluted EPS	$0.59	37.2%

	As of December 31, 2013	Increase from 2012
Cash and investment (in millions)	$236.2	37.0%

Our revenue growth rate of 11.4% in 2013 outperformed the analog industry’s 2% growth rate estimated by the Semiconductor Industry Association. In addition, we generated record cash flows allowing us to launch a $100 million stock buyback program while continuing to strengthen our balance sheet positioning us for continued profitable growth in 2014.

In focusing on revenue growth, our team increased revenue in each of our targeted market segments:

●

In the industrial markets, our performance was fueled by product sales for applications in security, power adaptors and smart meters. We have also seen significant design win activities in automotive applications in USB, rear camera, lighting and the chassis;

●	In the storage and computing markets, we saw tremendous new opportunities for growth with our proprietary storage and server solutions;

●	In the communications markets, our performance was primarily driven by market share gains; and

●	In the consumer markets, the growth was largely fueled by higher sales into newer markets such as LED lighting and gaming consoles.

Stock Performance

We believe that our executive compensation programs over the past three years have greatly contributed toward our strong financial performance over the same period. Similarly, we believe our strong financial performance over the past three years has led to strong stock price appreciation over the same period. Our one-year total stockholder return is 56% and our three-year total stockholder return is 120%. Over both of those periods, our total stockholder return has outperformed our peer groups and the PHLX Semiconductor Sector Index, as show in the graph below:

_________________

(1)	Represents our updated peer group approved by the Compensation Committee in November 2013. See the section “Peer Group and Use of Peer Data for 2013” for further discussion.

(2)	Represents our original peer group approved by the Compensation Committee in January 2013. See the section “Peer Group and Use of Peer Data for 2013” for further discussion.

The Roles of the Compensation Committee and Our Officers in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for our CEO and other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com, was originally adopted on October 26, 2007, and is updated periodically.  The Compensation Committee meets on no less than a quarterly basis.  In 2013, the Compensation Committee met five times.

The Compensation Committee reviews the performance of each officer on an annual basis, taking into account the evaluations provided by the CEO for all officers other than himself. The Compensation Committee makes the final determination of performance achievement for each officer. The CEO, Chief Financial Officer and General Counsel present information to the Compensation Committee as requested from time to time, including financial results, future budget information, business operations and legal developments. The Compensation Committee also regularly meets in closed sessions without the CEO or other management personnel present. Our officers also provide information to the Compensation Committee’s independent compensation consultant, if requested to do so, to help the consultant perform its duties for the Compensation Committee. Our officers are also responsible for implementing the decisions made by the Compensation Committee.

Compensation Consultant

In 2013, the Compensation Committee decided to continue to use Meyercord & Associates as the compensation consultant with respect to our non-employee director and executive compensation programs. Meyercord & Associates did not perform any other work for us. In 2013, the Compensation Committee assessed the independence of Meyercord & Associates pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meyercord & Associates from serving as an independent consultant to the Compensation Committee for 2013.

In 2013, the Compensation Committee requested and received the following services from Meyercord & Associates: (1) updates on evolving compensation trends, (2) suggestions for additions or deletions to the peer group used for 2013, (3) compensation data for officers and directors (gathered from public filings for our peers and broader surveys), and (4) general advice on analyzing and responding to stockholder feedback on our compensation programs.

Executive Compensation Components

The table below summarizes the core elements, objectives and key features of our compensation program for our NEOs:

Compensation Components	Objectives	Key Features
Base salary	Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers.	● Paid in cash. ● Reviewed annually. ● Peer data used as reference.

Short-term cash incentive compensation	Designed to encourage outstanding individual and MPS performance by motivating the NEOs to achieve short-term operating income and individual goals.	● Paid in cash. ● Weighting between individual and corporate goals reflects the scope of each NEO’s role. ● Subject to clawback policy.

Long-term incentive compensation	Designed to align the interests of our executives with the interests of the stockholders focusing on our long-term revenue performance and stockholder return.

●   Consists of time-based and performance-based (revenue and stock price) RSUs.

●   In 2013, 87% - 88% of total award size is subject to achieving performance metrics.

●   Size of award relates to target cash compensation.

Peer Group and Use of Peer Data for 2013

January 2013 Peer Group

In January 2013, Meyercord & Associates reviewed the peer group of companies selected by the Compensation Committee for 2012 and recommended that the industry peer group continue to be determined by reference to publicly traded companies in the semiconductor industry with revenue between 50% and 200% of our revenue for the most recent four quarters.  In addition, Meyercord & Associates took into account that the market capitalization should be in similar range of us from 50% to 200%. Within this set of parameters, and taking into account the recommendations of management, Meyercord & Associates proposed the following peer group, which the Compensation Committee approved as presented.  The peer group consisted of:

Anadigics, Inc.	Lattice Semiconductor Corporation
Applied Micro Circuits Corporation	LTX-Credence Corporation
Cavium, Inc.	Micrel, Inc.
Cirrus Logic, Inc.(1)	Power Integrations, Inc.
Cohu, Inc.(1)	Rudolph Technologies, Inc.
Entropic Communications, Inc.	Sigma Designs, Inc.
Hittite Microwave Corporation	Silicon Image, Inc.
International Rectifier Corporation(1)	Tessera Technologies, Inc.(1)

____________________

(1)	New in January 2013.

The following companies were removed from the peer group in January 2013 because these companies ceased to fit within the desired parameters or ceased to be independently publicly traded companies: DSP Group, Inc., Exar Corporation, PLX Technology, Inc., Pericom Semiconductor Corporation, Vitesse Semiconductor Corporation, and Volterra Semiconductor Corporation.

November 2013 Peer Group

In November 2013, the Compensation Committee, with the assistance of Meyercord & Associates, re-examined the composition of the peer group determined in January 2013 and decided to make further changes to the peer group, primarily due to a significant increase in our market capitalization and a better alignment with our competitive landscape. The revised peer group consisted of:

Applied Micro Circuits Corporation	Integrated Device Technology, Inc. (1)
Cavium, Inc.	Microsemi Corporation (1)
Cirrus Logic, Inc.	PMC-Sierra, Inc. (1)
Entropic Communications, Inc.	Power Integrations, Inc.
Exar Corporation (1)	RF Micro Devices, Inc. (1)
Hittite Microwave Corporation	Semtech Corporation (1)
International Rectifier Corporation Intersil Corporation (1)	Silicon Laboratories, Inc. (1) Tessera Technologies, Inc.

____________________

(1)	New in November 2013.

The following companies were removed from the peer group in November 2013 because these companies ceased to fit within the desired parameters: Anadigics, Inc., Cohu, Inc., Lattice Semiconductor Corporation, LTX-Credence Corporation, Micrel, Inc., Rudolph Technologies, Inc., Sigma Designs, Inc. and Silicon Image, Inc.

Analysis of 2013 Compensation Elements

Base Salaries. We provide base salary as a stable source of compensation for the NEOs’ day-to-day duties, and seek to set base salaries at levels that will attract and retain talented executive officers. To attract and retain talent, we have to understand the levels of salary offered by our peers. Accordingly, our Compensation Committee considers peer data as one factor in reviewing base salary each year. Our Compensation Committee also strongly considers each individual executive’s role and the scope of his or her responsibilities, the executive’s experience, his or her tenure with us, and size of recent salary changes. For 2013, our Compensation Committee considered all of these factors and decided to continue the base salaries for each NEO from 2012 without change, which are summarized as follows:

NEOs	2013 Salaries	Increase from 2012
Michael Hsing	$448,000	0%
Meera Rao	$260,000	0%
Deming Xiao	$340,000	0%
Maurice Sciammas	$300,000	0%
Saria Tseng	$300,000	0%

Short-Term Cash Incentive Compensation.  We provide a short-term cash incentive opportunity to each of our NEOs to encourage them to achieve our short-term operating income goals as well as individual goals within their area of expertise and role. Consistent with 2012, the Compensation Committee used our non-GAAP operating income as the sole corporate performance metric in 2013 for determining the company performance element of the short-term incentive compensation.  The Compensation Committee believed that non-GAAP operating income would best reflect our short-term performance.  For the purposes of this performance metric, non-GAAP operating income is defined as GAAP operating income less stock-based compensation expense and any extraordinary one-time charges.

Our CEO’s target bonus was 100% of his annual base salary, and 100% of his bonus was tied to the achievement of the corporate performance metric due to the importance of his role in achieving this goal.  The remaining NEOs’ target bonus was 80% of their annual base salary, and 50% of their bonus was tied to the corporate performance metric, and the other 50% was tied to an individual performance as determined at year end in the judgment of the Compensation Committee after consultation with the CEO. For the individual performance component, an NEO could earn a maximum of 100% of the target bonus.

For the corporate performance metric, achievement of non-GAAP operating income determined the maximum award size that each executive could earn, with achievement of 115% of our target non-GAAP operating income resulting in the maximum 200% award level, and performance at or below 80% of our target goal resulting in no bonus being earned. For 2013, our non-GAAP operating income target was $37.1 million, as established in the annual operating plan approved by the Board. For performance within the maximum and threshold range, the percentage achievement would be determined based on a linear interpolation.

For 2013, we achieved non-GAAP operating income which exceeded 115% of the target, resulting in the achievement of the maximum 200% payout for the corporate performance metric for each NEO.  In addition, our Compensation Committee reviewed the NEOs’ individual performance in a holistic manner, without regard to specific preset goals, and determined the level of achievement was between 82% and 100%.  The following table summarizes the target bonus and actual bonus earned by each NEO:

NEOs	Target Bonus	Bonus Earned
Michael Hsing	$448,000	$896,000
Meera Rao	$208,000	$312,000
Deming Xiao	$272,000	$384,000
Maurice Sciammas	$240,000	$360,000
Saria Tseng	$240,000	$360,000

After determining the performance under our short-term cash incentive program, our Compensation Committee reflected on the overall company performance. In recognition of MPS’s performance in 2013, the Compensation Committee decided to use its authority to approve a discretionary cash bonus, which was within the maximum payout guideline under the plan, of up to $26,000 to our NEOs.

Long-Term Equity Incentive Compensation.  We provide long-term equity compensation awards to reward and retain our valued executives, to help us effectively compete for executives who can strategically position us for future growth and financial success, and to encourage our executives to focus on achieving long-term development goals for the future.

In determining the number of RSUs granted to each of the NEOs, the Compensation Committee establishes the aggregate value of the RSUs granted as a multiple of each NEO’s target cash compensation. The Compensation Committee believes these multiples properly reflect the relative position and responsibility of each NEO as well as the officer’s ability to develop the vision, drive the strategy and affect certain cost savings for us.

Over the past three years, we have regularly engaged with our stockholders to understand their views on what really counts as performance-based equity compensation and the appropriate proportion of total award size or value that should be tied to performance. Taking these discussions into consideration and in response to their recommendations, the Compensation Committee has significantly increased the performance-based component of our equity program since 2011, with 87% - 88% of the total number of shares granted to each executive in 2013 being tied to a material performance condition.

In February 2013, the Board granted equity awards vesting over four years which comprise of two components.  The first component consists of 25% of the awards as RSUs based on an initial two-year continued service requirement (“Time-Based RSUs”), and the second component consists of 75% of the award opportunity as RSUs based on revenue achievement over a two-year performance period and continued service requirement over a four-year period (“PSUs”).  In December 2013, the Board granted an additional award opportunity as RSUs based on stock price performance over a five-year period and continued service requirement over a ten-year period (“MSUs”). The following table summarizes the components of the equity awards granted in 2013:

	Time-Based RSUs		PSUs		MSUs
NEOs	Number of Shares	Percentage of Total Awards	Number of Shares	Percentage of Total Awards	Number of Shares	Percentage of Total Awards	Total Awards
Michael Hsing	31,409	13%	94,226	40%	110,000	47%	235,635
Meera Rao	8,682	12%	26,045	37%	36,000	51%	70,727
Deming Xiao	12,063	13%	36,187	40%	43,200	47%	91,450
Maurice Sciammas	10,644	13%	31,930	37%	43,200	50%	85,774
Saria Tseng	10,644	13%	31,930	37%	43,200	50%	85,774

Time-Based RSUs:

These time-based awards are for the purpose of attracting and retaining executives, and to provide for some consistency and stability in the total compensation package, given the extent to which the vast majority of the executive’s pay is subject to performance and market-based conditions.

PSUs:

Since 2012, the Compensation Committee sets a two-year revenue goal as the basis to grant each NEO a target number of RSUs each year that can be earned based on achievement against the revenue target. The revenue target is set at the beginning of the two-year performance period. In selecting the target, maximum and threshold levels, the Compensation Committee carefully considers our then-current situation and the fundamentals of the analog industry at that time. For the 2013 PSUs, the Compensation Committee took into account the November 2012 projections by the Semiconductor Industry Association (the “SIA”) for the anticipated revenue growth in the analog industry for the two-year (2013 and 2014) performance period. The SIA report is well-respected and widely used by Wall Street financial analysts in preparing their recommendations. At the time of the November 2012 SIA report, SIA predicted revenue growth in the industry at 3.6% for 2013 and 5.8% for 2014 – for an aggregate growth rate of 9.4% during this two-year period. Based on SIA’s predicted growth rate, one would expect that we would achieve revenue of $221.5 million in 2013 (up from $213.8 million in 2012) and $234.3 million in 2014, for an aggregate growth rate of 9.4% over this two-year period. Our Compensation Committee, in the beginning of 2013, set the performance targets for our executives at growth rates that exceeded these industry projections. To earn the target PSUs, we would need to achieve $239 million in revenue in 2014, which represents an 11.8% growth rate during the two-year period – approximately 125% of the SIA projected growth rate for the industry during this period. To earn the maximum award size (300% of target) under the 2013 PSU program, we would have to achieve 2014 revenue of $289 million, a 35.2% growth rate during the two-year period – nearly 3.75 times the SIA projected growth rate for the industry during this period. The threshold level of performance (0% of target) - $222 million in revenue in 2014 – represents a growth rate of 3.8% over the 2012 level.

If earned, 50% of the actual award will become vested at the end of the two-year performance period subject to Board approval in February 2015, with the remaining 50% vesting over an additional two years through February 2017, for a total vesting period of four years, subject to continued employment.

The following table summarizes the number of shares under the PSU awards that can be earned by the NEOs at the threshold, target and maximum performance levels. The number will be linearly interpolated for performance between these levels.

	2014 Revenue
	Threshold	Target	Maximum
NEOs	Less Than $222 Million	$239 Million	$289 Million
Michael Hsing	0	94,226	282,678
Meera Rao	0	26,045	78,135
Deming Xiao	0	36,187	108,561
Maurice Sciammas	0	31,930	95,790
Saria Tseng	0	31,930	95,790

MSUs - Market Performance-Based Awards in Response to Stockholder Recommendations:

Throughout 2013, our management team continued conversations with our key institutional shareholders, who expressed a desire to see a clearer link between executive pay and stock price performance, particularly over the long-term. We listened to their suggestions on how to structure a program to achieve this result. In December 2013, after considering these conversations, our Board, based on the recommendation of the Compensation Committee, approved a long-term RSU award to a group of key employees, including our NEOs, that can only be earned if our Common Stock trades for sustained periods of time at a series of price levels substantially higher than our December 2013 stock price and higher than our stock has traded before. This tiered, market-based award (which we call an MSU) is intended to focus the CEO and the other NEOs to lead us to sustained, excellent financial and operational performance over the next five years which we believe will be translated into higher stock prices. In addition, by having a ten-year time-based vesting period, as to which no shares can be earned before 2019, the MSUs encourage our executives to commit to a long-term career with us. The award, designed in consultation with the Compensation Committee and our independent compensation consultant, emphasizes sustainable stockholder value creation over time. To realize the value from the award, the NEOs will have to grow MPS substantially over the next five years, and thereby achieve significant increases in our stock price, to the benefit of all stockholders and then stay with us for five more years thereafter.

The specific terms of the awards are as follows:

1.

The award consists of a grant of an aggregate of 275,600 shares to the NEOs. For each share, the NEO is eligible to earn up to five shares of Common Stock if our average stock price reaches the following price levels (the “Price Hurdles”):

Price Hurdles	Percentage of Increase (1)
$40	26%
$43	36%
$47	48%
$52	64%
$57	80%

____________________

(1) The percentage represents the increase from our stock price of $31.73 on December 13, 2013, the date the MSU program was approved by the Board.

2.

To earn the shares associated with any Price Hurdle, the average of the closing prices of our Common Stock over a 20-consecutive day trading period must equal or exceed that Price Hurdle, at any time during the five-year period beginning January 1, 2014 and ending December 31, 2018 (the “Performance Period”).

3.

Shares credited during the Performance Period based on stock prices achieved are also subject to an additional five-year time-based vesting (on a quarterly basis) that will begin on January 1, 2019 and end on December 31, 2023. No time-based vesting credit is given for service before January 1, 2019. Therefore, even if our Common Stock trades at $60 throughout 2018, an executive who leaves during that year would not earn any shares under this MSU award.

4.

In the event of the closing of a change-in-control (as defined in the section “Severance and Change-in-Control Arrangements”) in which the effective price per share paid by the acquiror meets or exceeds a Price Hurdle, all Price Hurdles at or below that price per share shall be deemed met, and the shares associated with that Price Hurdle shall be deemed to have satisfied that Price Hurdle irrespective of whether such price is maintained for 20 consecutive trading days. In addition, with respect to the time-based vesting component, each executive will be deemed to have fully satisfied the time-based vesting requirements for any shares as to which the Price Hurdle was met as of immediately prior to the closing.

The following table summarizes the number of shares that can be earned by the NEOs under the MSU program, subject to the criteria described above:

	Price Hurdles
NEOs	Less Than $40	$40	$43	$47	$52	$57
Michael Hsing	0	110,000	110,000	110,000	110,000	110,000
Meera Rao	0	36,000	36,000	36,000	36,000	36,000
Deming Xiao	0	43,200	43,200	43,200	43,200	43,200
Maurice Sciammas	0	43,200	43,200	43,200	43,200	43,200
Saria Tseng	0	43,200	43,200	43,200	43,200	43,200

2012 PSUs

As previously disclosed in our proxy statement for the 2013 Annual Meeting of Stockholders, the Compensation Committee granted each NEO a PSU award opportunity in February 2012 that could be earned based on achievement of our revenue target in 2013 and our total stockholder return compared to our peer group in 2012 and 2013. The PSU award opportunity consisted of a target award as well as a maximum award, where achievement of 124% of our target revenue goal of $225 million (i.e., $280 million) would result in earning the maximum PSU award.  The maximum PSU award was equal to 300% of the target grant.  For achievement between target performance and maximum performance, the actual award size earned would be determined using linear interpolation.

The actual results at the end of the two-year performance period were as follows:

Revenue Metric			Total Stockholder Return Metric
Target	Actual	Percentage of Earn-Out	Actual	Earn-Out Downward Adjustment
(in millions)
$225.0	$238.1	172.6%	MPS exceeded the 50th percentile of peer group	None

In February 2014, the Compensation Committee reviewed the achievement of the performance metrics and determined that each NEO earned 172.6% of his or her target PSU award. 50% of the awards vested in February 2014, with the remaining 50% vesting over an additional two years through February 2016, subject to continued employment.  The following table shows the target, maximum and actual shares earned for each NEO:

NEOs	Target	Maximum	Actual
Michael Hsing	76,450	229,350	131,952
Meera Rao	22,243	66,729	38,391
Deming Xiao	32,723	98,169	56,479
Maurice Sciammas	25,665	76,995	44,297
Saria Tseng	25,665	76,995	44,297

Non-Qualified Deferred Compensation Plan

In July 2013, after taking into account trends in federal personal income taxation, as well as the practices of our peer companies, our Compensation Committee adopted a non-qualified, unfunded deferred compensation plan, which allows our key employees, including our NEOs, to defer the receipt of, and taxation on, cash compensation. Investment returns on deferred balances are linked to the performance of the investment choices made available in the plan. We do not make contributions to the plan or guarantee returns on the investments. The following table summarizes contributions made by the NEOs from compensation payable for 2013:

NEOs	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FY
Michael Hsing	$144,738	$-	$-	$-	$144,738
Meera Rao	$-	$-	$-	$-	$-
Deming Xiao	$109,846	$-	$-	$-	$109,846
Maurice Sciammas	$96,923	$-	$-	$-	$96,923
Saria Tseng	$96,923	$-	$3,812	$-	$100,735

_____________________

(1)	All executive contributions are reported as either salary or non-equity incentive plan compensation in the section “Summary Compensation Table.”

(2)

Represents the net amounts credited to the NEOs’ accounts as a result of the performance of their investment choices. The amounts are not included in the section “Summary Compensation Table” because plan earnings are not “preferential or above-market” under SEC rules.

Broad-Based Benefits

Our NEOs are eligible to participate in our broad-based employee benefit programs on the same terms offered to our employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance and health and dependent care flexible spending accounts.  We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees.

Severance and Change-in-Control Arrangements

We offer very limited severance benefits to our NEOs, including severance in connection with a change in control. In general, severance does not exceed six to twelve months of base salary, target bonus and other benefits, and is conditioned on a release of claims and compliance with ongoing obligations. We believe these modest benefits balance the costs to MPS with the retention benefits that are commonly understood to come from offering severance and change-in-control benefits. For all change-in-control arrangements, the NEO is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change-in-control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. We believe the size and conditions to receipt of these severance benefits are consistent with market practices. These arrangements are discussed in more detail in the section “Potential Payments Upon Termination or Termination Upon Change-in-Control.”

Stock Ownership Guidelines

In February 2012, the Board established stock ownership guidelines for our executive officers and directors. These guidelines reinforce the importance of aligning the interests of our executive officers and directors with the interests of our stockholders.

For the NEOs, the guidelines are determined as a multiple of each NEO’s base salary, and then converted to a fixed number of shares. The multiples applicable to our NEOs are as follows:

NEOs	Stock Ownership Guideline
Michael Hsing	5 x base salary
Meera Rao	2 x base salary
Deming Xiao	2 x base salary
Maurice Sciammas	2 x base salary
Saria Tseng	2 x base salary

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as our 401(k), or acquired through the Employee Stock Purchase Plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. All of the NEOs currently meet the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares.  The guideline for the non-employee directors is set at two times each of the non-employee director’s annual retainer.  These guidelines are initially determined as of the later of the date these stock ownership guidelines were adopted and the date the non-employee director was elected to the Board. All of the directors currently meet the stock ownership guidelines.

Policy Regarding Clawback of Incentive Compensation

In February 2012, the board of directors adopted a Compensation Recoupment Policy, which requires the Board of Directors to recoup any excess performance-based cash compensation paid to key members of our executive team, including the NEOs, if the financial results on which the incentive compensation awards were based are restated due to fraud or intentional misconduct by the executive, if the Board determines, in its sole discretion, that it is in the best interests of us and our stockholders for the executive to repay or forfeit all or any portion of the subject performance-based cash compensation.

Anti-Hedging and Monetization Transactions and Short Sales

We prohibit our directors and officers, including our NEOs, from engaging in hedging or monetization transactions with respect to our securities that they obtained through our plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, without prior Board approval.  We also prohibit our directors and officers, including our NEOs, from engaging in any short sales of our securities.

Tax and Accounting Impacts of Equity Grants

Our Compensation Committee is aware of current rules governing the taxation and accounting for cash and equity compensation as applicable to public companies. Our Compensation Committee appreciates the benefits that can result – both to MPS and to the individual – in complying with tax rules such as Section 162(m) of the Internal Revenue Code or Section 409A of the Internal Revenue Code. Our Compensation Committee is mindful of the effect that the accounting value of our cash and equity compensation has on our financial results. However, our Compensation Committee retains the discretion to structure compensation in ways that may result in less than full deductibility, that may not maximize tax savings, and that may not minimize the accounting cost to MPS. Our Compensation Committee may choose to do this if it believes it is reasonable to do so to achieve the objectives of our compensation program or if the administrative burdens of maximizing tax or accounting results are greater than desired or otherwise unreasonable.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2014 Annual Meeting of Stockholders.

Members of the Compensation Committee:

Jeff Zhou, Chairman
Herbert Chang
Eugen Elmiger

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2013 were Herbert Chang, Eugen Elmiger and Jeff Zhou. No Compensation Committee member was at any time during 2013, or at any other time, an officer or employee of us or any of our subsidiaries.  No executive officer of MPS serves on the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

 Compensation Risk Management

In 2013, our management, including members from our internal legal, accounting, finance and human resources departments, undertook a subjective review of our compensation policies and practices that applied to all of our employees, including the following: annual base salaries and bonuses, equity incentive awards under the 2004 Equity Incentive Plan and the Employee Stock Purchase Plan. This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for us, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that none of our compensation policies and practices for our employees creates any risks that are reasonably likely to have a material adverse effect on us. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

Summary Compensation Table

The following table sets forth the 2013 compensation and, as applicable, the 2012 and 2011 compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, which officers together constitute our NEOs:

NEOs	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Michael Hsing	2013	$448,000	$22,400	$6,066,092	$-	$896,000	$-	$7,432,492
	2012	$448,000	$-	$2,976,158	$488,582	$841,260	$-	$4,754,000
	2011	$400,000	$-	$2,400,570	$-	$455,000	$-	$3,255,570
Meera Rao	2013	$260,000	$26,000	$1,826,605	$-	$312,000	$-	$2,424,605
	2012	$260,000	$-	$863,308	$26,809	$309,693	$-	$1,459,810
	2011	$253,774	$-	$925,710	$-	$185,000	$-	$1,364,484
Deming Xiao	2013	$340,000	$-	$2,355,247	$-	$384,000	$80,638	$3,159,885
	2012	$340,000	$-	$1,260,832	$239,976	$354,138	$88,089	$2,283,035
	2011	$320,000	$-	$925,710	$-	$304,000	$-	$1,549,710
Maurice Sciammas	2013	$300,000	$24,000	$2,214,313	$-	$360,000	$-	$2,898,313
	2012	$300,000	$-	$986,668	$259,600	$365,338	$-	$1,911,606
	2011	$300,000	$-	$768,810	$-	$260,000	$-	$1,328,810
Saria Tseng (6)	2013	$300,000	$24,000	$2,214,313	$-	$360,000	$-	$2,898,313
	2012	$300,000	$-	$982,742	$58,721	$375,338	$-	$1,716,801
	2011	$-	$-	$-	$-	$-	$-	$-

____________________

(1) (2)

Includes a discretionary bonus approved by the Compensation Committee. See the section ““Short-Term Cash Incentive Compensation” for further discussion.

For more information regarding the stock awards, see the section “Long-Term Equity Incentive Compensation.” The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718.  The value for the time-based RSUs and PSUs was calculated using the closing price of our Common Stock on the date of grant. The value for the MSUs was calculated using the Monte Carlo simulation valuation method. The amounts shown exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014.

In 2013, the aggregate grant date fair value of the awards, assuming the achievement of the highest level of performance targets, would be: (a) $20.8 million for Mr. Hsing, (b) $6.4 million for Ms. Rao, (c) $8.1 million for Mr. Xiao, (d) $7.7 million for Mr. Sciammas, and (e) $7.7 million for Ms. Tseng. In 2012, the grant date fair value of the stock awards, assuming the achievement of the highest level of performance targets, would be: (a) $5.8 million for Mr. Hsing, (b) $1.7 million for Ms. Rao, (c) $2.5 million for Mr. Xiao, (d) $1.9 million for Mr. Sciammas, and (e) $1.9 million for Ms. Tseng.

(3)

In 2012, our Board declared a special cash dividend of $1.00 per common share, which was paid on December 28, 2012 to all stockholders of record as of the close of business on December 21, 2012.  Holders of unvested RSUs and outstanding options did not receive this special cash dividend, but the Board approved a modification of unvested RSUs whereby the number of units covered by each unvested RSU as of December 28, 2012 was increased by a ratio of 1.0471.  In addition, the Board approved a modification whereby the number of shares subject to each outstanding option as of December 28, 2012 was increased by a ratio of 1.0471 with a corresponding reduction in the exercise price. The purpose of the adjustments was to prevent dilution in the value of the awards due to the decrease in share value resulting from the dividend. The total incremental fair value included in 2012 as a result of the modifications, computed in accordance with ASC Topic 718, was: (a) $288,158 of stock awards and $488,582 of option awards for Mr. Hsing, (b) $81,226 of stock awards and $26,809 of option awards for Ms. Rao, (c) $110,274 of stock awards and $239,976 of option awards for Mr. Xiao, (d) $84,269 of stock awards and $259,600 of option awards for Mr. Sciammas, and (e) $80,343 of stock awards and $58,721 of option awards for Ms. Tseng. Assumptions used in the calculation of these amounts are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014.

(4)	The non-equity incentive plan compensation was based on our non-equity incentive plan, the details of which are disclosed in the section “Short-Term Cash Incentive Compensation.”

(5)

The other compensation for Mr. Xiao represents the value of the vested equity interest in a subsidiary of MPS that owns a corporate apartment in Chengdu, China, which is provided to Mr. Xiao in connection with his extended stay in China due to his increased responsibilities in our operations in Asia. See the section “Employment Agreements and Change-in-Control Arrangements” for more information.

(6)	Ms. Tseng became an NEO in 2012.

Grants of Plan-Based Awards For the Year Ended December 31, 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Options	Grant Date Fair Value of Stock and Option Awards
NEOs	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(3)	Options	Awards	(4)
Michael Hsing	-	$0	$448,000	$896,000	-	-	-	-	-	-	-
	2/11/2013	-	-	-	0	94,226	282,678	-	-	-	$2,339,632
	12/14/2013	-	-	-	0	110,000	550,000	-	-	-	$2,946,575
	2/11/2013	-	-	-	-	-	-	31,409	-	-	$779,885
Meera Rao	-	$0	$208,000	$312,000	-	-	-	-	-	-	-
	2/11/2013	-	-	-	0	26,045	78,135	-	-	-	$646,697
	12/14/2013	-	-	-	0	36,000	180,000	-	-	-	$964,334
	2/11/2013	-	-	-	-	-	-	8,682	-	-	$215,574
Deming Xiao	-	$0	$272,000	$408,000	-	-	-	-	-	-	-
	2/11/2013	-	-	-	0	36,187	108,561	-	-	-	$898,523
	12/14/2013	-	-	-	0	43,200	216,000	-	-	-	$1,157,200
	2/11/2013	-	-	-	-	-	-	12,063	-	-	$299,524
Maurice Sciammas	-	$0	$240,000	$360,000	-	-	-	-	-	-	-
	2/11/2013	-	-	-	0	31,930	95,790	-	-	-	$792,822
	12/14/2013	-	-	-	0	43,200	216,000	-	-	-	$1,157,200
	2/11/2013	-	-	-	-	-	-	10,644	-	-	$264,291
Saria Tseng	-	$0	$240,000	$360,000	-	-	-	-	-	-	-
	2/11/2013	-	-	-	0	31,930	95,790	-	-	-	$792,822
	12/14/2013	-	-	-	0	43,200	216,000	-	-	-	$1,157,200
	2/11/2013	-	-	-	-	-	-	10,644	-	-	$264,291

____________________

(1)

Amounts reflect the threshold, target, and maximum awards under the short-term cash incentive compensation program, which is described in detail in the section “Short-term Cash Incentive Compensation.”

(2)

Amounts reflect the threshold, target, and maximum number of shares that may be earned under the long-term equity incentive compensation program, which is described in detail in the section “Long-Term Equity Incentive Compensation.”

(3)	Amounts reflect the time-based awards under the long-term equity incentive compensation program, which is described in detail in the section “Long-Term Equity Incentive Compensation.”

(4)

The amounts reflect the grant date fair value of each award calculated in accordance with ASC Topic 718.  The value for the time-based RSUs and PSUs was calculated using the closing price of our Common Stock on the date of grant. The value for the MSUs was calculated using the Monte Carlo simulation valuation method. The amounts shown exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During the Year Ended December 31, 2013

A discussion of 2013 salaries, incentive plans and awards is set forth under the section “Compensation Discussion and Analysis”, including a discussion of the material terms and conditions of the RSUs.

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to comply with: (1) the administrative provisions of our 2004 Equity Incentive Plan and such other plans as we may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the 1934 Act, and (5) relevant sections of the Internal Revenue Code, including Sections 422 (incentive stock options), 409A (deferred compensation) and 162(m) (performance based compensation). Grants to our NEOs are made pursuant to this policy, must be approved by the Board and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

Equity Grants to New Hires

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the date of the next regularly scheduled Board meeting subsequent to the employees’ start date. Management submits the employee equity award recommendations to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting.

New hire grants made to “Executive Officers” (defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers quarterly at a regularly scheduled Board meeting for employees who are not Executive Officers. Grants of equity awards to Executive Officers shall be made up to four times per year in an open trading window by the Board or the Compensation Committee at a regularly scheduled meeting following the approval of such equity awards by the Compensation Committee to help avoid making such grants at a time when our trading market may not be in possession of material information regarding MPS.

Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth, as to the NEOs, certain information concerning their outstanding equity awards at December 31, 2013. The market value of the stock awards that have not vested is based on the closing market price of our Common Stock of $34.66 on December 31, 2013.

	Option Awards						Stock Awards
NEOs	Stock Options Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Restricted Stock Units Grant Date		Number of Shares of Restricted Stock Units that Have Not Vested	Market Value of Shares of Restricted Stock Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested
Michael Hsing	8/3/2007	(1)	75,000	-	$17.92	8/3/2014	-		-	-	-	-
	2/8/2008	(1)	75,000	-	$14.89	2/8/2015	-		-	-	-	-
	10/28/08	(1)	300,000	-	$15.03	10/28/2015	-		-	-	-	-
	12/28/12	(1)	3,529	-	$17.92	8/3/2014	-		-	-	-	-
	12/28/12	(1)	3,529	-	$14.89	2/8/2015	-		-	-	-	-
	12/28/12	(1)	14,117	-	$15.03	10/28/2015	-		-	-	-	-
	-		-	-	-	-	8/2/2010	(2)	4,688	$162,486	-	-
	-		-	-	-	-	2/14/2012	(3)	131,952	$4,573,456	-	-
	-		-	-	-	-	2/14/2012	(4)	9,557	$331,246	-	-
	-		-	-	-	-	12/28/2012	(5)	220	$7,625	-	-
	-		-	-	-	-	12/28/2012	(5)	450	$15,597	-	-
	-		-	-	-	-	12/28/2012	(5)	3,598	$124,707	-	-
	-		-	-	-	-	2/11/2013	(6)	-	-	94,226	$3,265,873
	-		-	-	-	-	2/11/2013	(7)	19,631	$680,410	-	-
	-		-	-	-	-	12/14/2013	(8)	-	-	110,000	$3,812,600
Meera Rao	-		-	-	-	-	8/2/2010	(2)	563	$19,514	-	-
	-		-	-	-	-	2/8/2011	(9)	18,438	$639,061	-	-
	-		-	-	-	-	2/14/2012	(3)	38,391	$1,330,632	-	-
	-		-	-	-	-	2/14/2012	(4)	2,781	$96,389	-	-
	-		-	-	-	-	12/28/2012	(5)	26	$901	-	-
	-		-	-	-	-	12/28/2012	(5)	867	$30,050	-	-
	-		-	-	-	-	12/28/2012	(5)	131	$4,540	-	-
	-		-	-	-	-	12/28/2012	(5)	1,047	$36,289	-	-
	-		-	-	-	-	2/11/2013	(6)	-	-	26,045	$902,720
	-		-	-	-	-	2/11/2013	(7)	5,427	$188,100	-	-
	-		-	-	-	-	12/14/2013	(8)	-	-	36,000	$1,247,760
Deming Xiao	12/28/2012	(1)	80	-	$10.41	12/7/2014	-		-	-	-	-
	12/28/2012	(1)	2,127	-	$10.41	12/7/2014	-		-	-	-	-
	12/28/2012	(1)	1,882	-	$17.92	8/3/2014	-		-	-	-	-
	12/28/2012	(1)	1,103	-	$14.89	2/8/2015	-		-	-	-	-
	12/28/2012	(1)	4,235	-	$15.03	10/28/2015	-		-	-	-	-
	-		-	-	-	-	8/2/2010	(2)	1,500	$51,990	-	-
	-		-	-	-	-	2/8/2011	(9)	18,438	$639,061	-	-
	-		-	-	-	-	2/14/2012	(3)	56,479	$1,957,562	-	-
	-		-	-	-	-	2/14/2012	(4)	4,091	$141,794	-	-
	-		-	-	-	-	12/28/2012	(5)	70	$2,426	-	-
	-		-	-	-	-	12/28/2012	(5)	867	$30,050	-	-
	-		-	-	-	-	12/28/2012	(5)	192	$6,655	-	-
	-		-	-	-	-	12/28/2012	(5)	1,540	$53,376	-	-
	-		-	-	-	-	2/11/2013	(6)	-	-	36,187	$1,254,241
	-		-	-	-	-	2/11/2013	(7)	7,540	$261,336	-	-
	-		-	-	-	-	12/14/2013	(8)	-	-	43,200	$1,497,312
Maurice Sciammas	10/28/2008	(1)	90,000	-	$15.03	10/28/2015	-		-	-	-	-
	12/28/2012	(1)	956	-	$8.90	6/15/2015	-		-	-	-	-
	12/28/2012	(1)	3,043	-	$8.90	6/15/2015	-		-	-	-	-
	12/28/2012	(1)	2,682	-	$17.92	8/3/2014	-		-	-	-	-
	12/28/2012	(1)	1,103	-	$14.89	2/8/2015	-		-	-	-	-
	12/28/2012	(1)	4,235	-	$15.03	10/28/2015	-		-	-	-	-
	-		-	-	-	-	8/2/2010	(2)	1,875	$64,988	-	-
	-		-	-	-	-	2/8/2011	(9)	15,313	$530,749	-	-
	-		-	-	-	-	2/14/2012	(3)	44,297	$1,535,334	-	-
	-		-	-	-	-	2/14/2012	(4)	3,209	$111,224	-	-
	-		-	-	-	-	12/28/2012	(5)	88	$3,050	-	-
	-		-	-	-	-	12/28/2012	(5)	720	$24,955	-	-
	-		-	-	-	-	12/28/2012	(5)	151	$5,234	-	-
	-		-	-	-	-	12/28/2012	(5)	1,208	$41,869	-	-
	-		-	-	-	-	2/11/2013	(6)	-	-	31,930	$1,106,694
	-		-	-	-	-	2/11/2013	(7)	6,653	$230,593	-	-
	-		-	-	-	-	12/14/2013	(8)	-	-	43,200	$1,497,312
Saria Tseng	-		-	-	-	-	8/2/2010	(2)	2,625	$90,983	-	-
	-		-	-	-	-	2/8/2011	(9)	12,188	$422,436	-	-
	-		-	-	-	-	2/14/2012	(3)	44,297	$1,535,334	-	-
	-		-	-	-	-	2/14/2012	(4)	3,209	$111,224	-	-
	-		-	-	-	-	12/28/2012	(5)	123	$4,263	-	-
	-		-	-	-	-	12/28/2012	(5)	573	$19,860	-	-
	-		-	-	-	-	12/28/2012	(5)	151	$5,234	-	-
	-		-	-	-	-	12/28/2012	(5)	1,208	$41,869	-	-
	-		-	-	-	-	2/11/2013	(6)	-	-	31,930	$1,106,694
	-		-	-	-	-	2/11/2013	(7)	6,653	$230,593	-	-
	-		-	-	-	-	12/14/2013	(8)	-	-	43,200	$1,497,312

(1)	All outstanding stock options were fully vested as of December 31, 2013.

(2)	These are time-based shares that vest quarterly over four years from the date of grant, subject to continued employment.

(3)

These are the 2012 PSU awards for which the performance conditions have been met as of December 31, 2013. 50% of these shares will vest in February 2014, and the remaining 50% will vest quarterly over an additional two years through February 2016, for a total vesting period of four years, subject to continued employment.

(4)	These are time-based shares that vest quarterly over two years from the date of grant, subject to continued employment.

(5)

In December 2012, our Board declared a special cash dividend of $1.00 per common share, which was paid on December 28, 2012 to all stockholders of record as of the close of business on December 21, 2012. Holders of unvested RSUs did not receive this special cash dividend, but the Board approved a modification of unvested RSUs whereby the number of units covered by each unvested RSU as of December 28, 2012 was increased by a ratio of 1.0471. The purpose of the adjustments was to prevent dilution in the value of the awards due to the decrease in share value resulting from the dividend. These additional awards vest over the remaining vesting periods of the original awards granted, subject to continued employment.

(6)

These are the PSU awards granted in February 2013. Upon achievement of the pre-determined performance targets at the end of 2014, 50% of these shares will vest in February 2015, and the remaining 50% will vest quarterly over an additional two years through February 2017, for a total vesting period of four years, subject to continued employment.

(7)	These are time-based shares that vest quarterly over two years from the date of grant, subject to continued employment.

(8)

These are the MSU awards granted in December 2013. Upon achievement of the pre-determined stock price targets during the five-year period from January 1, 2014 to December 31, 2018, these shares will vest quarterly over an additional five years from January 1, 2019 to December 31, 2023, for a total vesting period of ten years, subject to continued employment.

(9)	These are time-based shares that vest quarterly over four years from the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the option awards exercised and stock awards vested for our NEOs in 2013:

	Option Awards		Stock Awards
NEOs	Number of Shares Acquired on Exercises	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Michael Hsing	130,882	$2,481,409	213,899	$5,198,774
Meera Rao	31,796	$351,950	40,945	$1,060,024
Deming Xiao	273,680	$3,283,422	58,825	$1,506,430
Maurice Sciammas	207,332	$3,274,385	42,687	$1,108,544
Saria Tseng	67,849	$845,684	41,117	$1,067,443

____________________

(1)     Value realized is based on the market price of our Common Stock at the time of exercise and the strike price of the stock      options.

(2)     Value realized is based on the market price of our Common Stock on the vesting date.

Potential Payments Upon Termination or Termination Upon Change-in-Control

Employment Agreements and Change-in-Control Arrangements

We have entered into employment agreements with each of our NEOs. The employment agreements establish the initial titles and salaries, and reporting responsibilities for the NEOs. The employment agreements also provide for each NEO to participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao and Mr. Sciammas was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code.  The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by us (see further discussion below).

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination and upon termination without cause or for good reason within 12 months subsequent to a change-in-control, as described in the following table. We have followed general market practices for senior executives in allowing limited change-in-control arrangements for selected officers.

NEOs	Agreement and Date	Termination Without Cause or Departure for Good Reason	Change-in-Control with Termination
Michael R. Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008.

Base salary, target annual bonus and benefits for 12 months; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for 12 months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Meera Rao	Employment Agreement dated January 5, 2009, as amended February 9, 2010.

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant and ownership interest in Hue Ming LLC equal to the number of equity grant or equity interest that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Maurice Sciammas	Employment Agreement dated March 10, 2008, as amended December 16, 2008

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.
Saria Tseng	Employment Agreement dated December 16, 2008, as amended February 9, 2010

Base salary, target annual bonus and benefits for six months, as long as the executive is not employed by another company; and acceleration of vesting of equity grant equal to the number of equity grant that would have vested had the executive remained an employee for six months following the termination of employment.

Base salary, target annual bonus and benefits for a period of 12 months; and acceleration of vesting of 100% of the executive’s unvested equity grant.

Each of the employment agreements with our NEOs also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of us, disclose or use any confidential information or proprietary data other than for our interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.  All payments due under the severance benefits pursuant to the employment agreements with our NEOs will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents.

A “change-in-control” of MPS refers to a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power, or a sale of substantially all our assets. “Cause” is generally defined as: the NEO’s failure to perform the duties or responsibilities of his or her employment, the NEO personally engaging in illegal conduct that is detrimental to us, the NEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the NEO committing a material act of dishonesty, fraud or misappropriation of property. “Good reason” generally means the NEO’s termination of employment following the expiration of any cure period following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all our officers), a material reduction in the NEO’s duties, or a material change in the location at which the NEO performs services.

On March 3, 2011 (the “Amendment Date”), we entered into an amendment to the employment agreement with Mr. Xiao to provide an additional benefit to him in connection with his extended stay in China due to his increased responsibilities.  Pursuant to the amendment, we will transfer ownership of a corporate apartment in Chengdu, China, that is owned by our wholly-owned China subsidiary, to Mr. Xiao.  In order to effect the transfer, we have formed a new wholly-owned subsidiary (“Newco”) and granted Mr. Xiao 100% ownership in such subsidiary, subject to vesting conditions.  The equity in Newco will vest ratably over five (5) years on each anniversary of the Amendment Date, and there is no partial vesting between anniversaries.  In the event that Mr. Xiao becomes entitled to vesting acceleration of equity grants pursuant to the terms of his employment agreement, he will be entitled to the same vesting acceleration with respect to the equity in Newco.  In the event that Mr. Xiao resigns without good reason, dies or suffers a disability, or we terminate his employment for cause, then vesting of the equity in Newco shall cease as of the date of resignation or termination, and Mr. Xiao will have the right to acquire any remaining unvested equity of Newco at fair market value. If Mr. Xiao declines to acquire the remaining unvested equity, we will purchase Mr. Xiao’s vested equity in Newco at fair market value.

 Estimated Payments Upon Termination or Change-in-Control

The following table sets forth the payments required to be made to each NEO in connection with the termination of their employment upon specified events assuming a stock price of $34.66 per share, the closing price on December 31, 2013. The amounts shown also assume that the termination was effective as of December 31, 2013, and therefore include amounts earned through such time and are estimates of the amounts which would be paid out in a lump sum to the executives upon their termination. The actual amounts paid can only be determined at the time of the termination of the executive’s employment.

	Termination Without Cause or Departure for Good Reason				Change-in-Control With Termination
NEOs	Base Salary and Target Bonus	Acceleration of Vesting of Equity Awards	Other	Total Compensation	Base Salary and Target Bonus	Acceleration of Vesting of Equity Awards	Other	Total Compensation
Michael Hsing	$896,000	$4,342,075	$21,592	$5,259,667	$896,000	$9,235,315	$21,592	$10,152,907
Meera Rao	$234,000	$1,238,695	$3,692	$1,476,387	$468,000	$3,269,713	$7,384	$3,745,097
Deming Xiao	$306,000	$1,706,662	$51,107	$2,063,769	$612,000	$4,430,150	$21,576	$5,063,726
Maurice Sciammas	$270,000	$1,378,492	$10,758	$1,659,250	$540,000	$3,679,525	$21,515	$4,241,040
Saria Tseng	$270,000	$1,351,669	$10,311	$1,631,980	$540,000	$3,593,326	$20,622	$4,153,948

In the event the NEOs resign without good cause or we terminate their employment for cause, we will have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between us and the NEOs. In the event of the NEOs’ death or disability, except as required by applicable law, we will have no obligation to pay or provide any compensation or benefits under the employment agreements between us and the NEOs.

Equity Compensation Plan Information

The following table summarizes certain information with respect to our Common Stock that may be issued under the equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	4,938,534	(1)	$15.86	(2)	8,599,036	(3)
Equity compensation plans not approved by stockholders	-		$-		-
Total	4,938,534		$15.86		8,599,036

____________________

(1)	Includes 1.3 million shares of options and 3.6 million shares of RSUs.

(2)	The weighted-average exercise price is calculated based solely on the exercise price of the outstanding options and do not reflect the outstanding RSUs, which have no exercise price.

(3)

Includes 3.8 million shares of Common Stock reserved for issuance under the 2004 Equity Incentive Plan and 4.8 million shares of Common Stock reserved for issuance under the 2004 Employee Stock Purchase Plan.  The 2004 Equity Incentive Plan incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance under the 2004 Equity Incentive Plan will increase by a number of shares equal to the least of (i) 5% of the outstanding shares of Common Stock on the first day of the fiscal year, (ii) 2,400,000 shares or (iii) a lesser number of shares determined by the Board. The 2004 Employee Stock Purchase Plan incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance will increase by a number of shares equal to the least of (i) 2% of the outstanding shares of Common Stock on the first day of the fiscal year, (ii) 1,000,000 shares or (iii) a lesser number of shares determined by the Board.

The 2004 Equity Incentive Plan will expire on November 12, 2014. Once the 2004 Equity Incentive Plan expires, we will no longer be able to grant equity awards under the 2004 Equity Incentive Plan, and any shares otherwise remaining available for future grants will no longer be available for issuance. In April 2013, we adopted the 2014 Equity Incentive Plan, which was approved by our stockholders in the 2013 Annual Meeting of Stockholders in June 2013. The 2014 Equity Incentive Plan will become effective on November 13, 2014 and provide for the issuance of up to 5.5 million shares during its term. The 2014 Equity Incentive Plan will expire on November 13, 2024.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements; appoint independent registered public accounting firm to audit the Company’s financial statements; and assist the Board in the oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis. The Audit Committee has determined that it fulfilled its responsibilities under the Audit Committee Charter in 2013.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2013, including:

●	reviewing and discussing the audited financial statements with the Company’s independent registered public accounting firm and management;

●

discussing with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●

receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Members of the Audit Committee:

Victor K. Lee, Chairman

Karen Smith Bogart

Jeff Zhou

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as we may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 30, 2014

Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF OPERATING INCOME

($ in thousands)

	FY2011	FY2012	FY2013
GAAP operating income	$13,417	$17,279	$23,915
Operating income as a percentage of revenue	6.8%	8.1%	10.0%
Adjustments to reconcile GAAP operating income to non-GAAP total operating income:
Stock-based compensation expense	12,814	18,652	20,701
Deferred compensation plan expense, net	-	-	11
Non-GAAP operating income (1)	$26,231	$35,931	$44,627
Non-GAAP operating income as a percentage of revenue	13.3%	16.8%	18.7%

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating and compensation decisions. MPS believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

Monolithic Power Systems

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 11, 2014.

Vote by Internet

- Go to **www.investorvote.com/MPWR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

+

1. ELECTION OF DIRECTORS

Nominees:	For	Withhold		For	Withhold
01 - Victor K. Lee	☐	☐	02 - James C. Moyer	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Vote to ratify Deloitte & Touche LLP as our independent public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

01SYZB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: **http://ir.monolithicpower.com/proxy.cfm**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

MPS®
Monolithic Power Systems

Proxy — MONOLITHIC POWER SYSTEMS, INC.

2014 Meeting of Stockholders – June 12, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Saria Tseng and Meera Rao, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monolithic Power Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Meeting of Stockholders of the company to be held June 12, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)